FS Investment Corporation III 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC III Announces Second Quarter 2015 Earnings Release and Conference Call

PHILADELPHIA, PA, July 28, 2015 – FS Investment Corporation III (“FSIC III”) announced today plans to release its second quarter 2015 results on Friday, August 14, 2015, after the market close.

FSIC III will host a conference call at 10:30 a.m. (Eastern Time) on Tuesday, August 18, 2015, to discuss its second quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (800) 447-0521 and using conference ID 40249792 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC III’s “Literature” page at www.franklinsquare.com.

About FSIC III

FSIC III is a publicly registered, non-traded business development company (“BDC”) sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $81 billion in assets under management as of June 30, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. As of March 31, 2015, the firm managed approximately $15.7 billion in total assets, including $14.5 billion in BDC assets, making it the largest manager of BDCs. For more information, please visit www.franklinsquare.com.

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

Important Disclosures

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.